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                                                                    EXHIBIT 23

COOPERS                              COPPERS & LYBRAND L.L.P.
& LYBRAND                            a professional services firm

REPORT OF INDEPENDENT ACCOUNTANTS


To the Trustees of The One Group Family of Mutual Funds

We have examined management's assertion about The One Group Family of Mutual Funds' (the Funds) compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of May 15, 1997 as it relates to the collateral held in exchange for securities lent on behalf of the Funds, which is included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 15, 1997, with respect to collateral held in exchange for securities lent on behalf of the Funds:

  o Confirmation, or other procedures as we considered necessary, of all securities held as collateral in book entry form by The Depository Trust Company, the Federal Reserve Bank and broker/banks;

  o Confirmation, or other procedures as we considered necessary, of all repurchase agreements and underlying collateral with brokers/banks;

  o Confirmation, or other procedures as we considered necessary, of all Master Note Agreements entered into with brokers/banks as collateral and;

  o Reconciliation of all such securities held as collateral to the books and records of the Funds and Banc One Trust Company N.A.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.
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In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 15, 1997, is fairly stated, in all material respects.

This report is intended solely for the information and use of the trustees and management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.


                                                /s/ COOPERS & LYBRAND L.L.P.
                                                COOPERS & LYBRAND L.L.P.

Columbus, Ohio
July 22, 1997
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      MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF
                       THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of The One Group Family of Mutual Funds (the Funds) are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with Rule 17f-2 requirements.

We assert that the Funds were in compliance with the provisions of subsections
(b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 15, 1997, with respect to collateral held in exchange for securities lent on behalf of the Funds.


The One Group Family of Mutual Funds.


By:  /s/ Mark Redman
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    Mark Redman
    Vice President, The One Group Family of Mutual Funds